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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                               SCHEDULE 14D-9/A

                     Solicitation/Recommendation Statement
                         Pursuant to Section 14(d)(4)
                    of the Securities Exchange Act of 1934

                                AMENDMENT NO. 10

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                         SANTA FE PACIFIC CORPORATION
                           (Name of Subject Company)

                         SANTA FE PACIFIC CORPORATION
                     (Name of Person(s) Filing Statement)

                    Common Stock, par value $1.00 per share
                        (Title of Class of Securities)

                          Common Stock - 802183 10 3
                     (CUSIP Number of Class of Securities)

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                              Jeffrey R. Moreland
                   Vice President - Law and General Counsel
                         Santa Fe Pacific Corporation
                              1700 East Golf Road
                        Schaumburg, Illinois 60173-5860
                                (708) 995-6000

      (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

                              ------------------

                                   Copy to:
                                Scott J. Davis
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                          Chicago,Illinois 60603-3441
                                (312) 782-0600

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                 Statement in Response to Union Pacific Offer
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        Santa Fe Pacific Corporation (the "Company") hereby amends and supplements its statement on Schedule 14D-9 (the "Original Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") on November 22, 1994, as amended by Amendments No. 1 through 9 thereto. Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Original Schedule 14D-9.


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Item 9.  Material to be Filed as Exhibits.


                                 EXHIBIT INDEX

     Exhibit No.                    Description
     -----------                    -----------

     Exhibit 15       - Form of Press Release dated January 17, 1995





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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

January 18, 1995             /s/ Jeffrey R. Moreland
- ---------------              -----------------------
    (Date)                   Jeffrey R. Moreland
                             Vice President - Law
                             and General Counsel